Exhibit 16.1

January 2, 2019

U.S. Securities and Exchange Commission

Office of the Chief Accountant
100 F Street NE

Washington, DC 20549

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated January 2, 2019 of Cool Holdings, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours truly,

 /s/ MNP LLP